Exhibit 10.3

April 18, 2021

Mr. Jack Kopnisky
At the address on file with the Company

Dear Jack:

This letter (this “Letter Agreement”) memorializes our agreement regarding the terms of your employment with, and service to, Webster Financial Corporation (the “Company”) following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between Sterling Bancorp (“Sterling”) and the Company, dated as of April 18, 2021 (the “Merger Agreement”).  Capitalized terms used but not defined in this Letter Agreement have the meanings ascribed to them in the Merger Agreement.

1.          Term

The term of this Letter Agreement will commence on the Closing Date and end on the third anniversary of the Closing Date.  If your employment with Sterling and Sterling National Bank terminates for any reason before the Closing or the Merger Agreement is terminated before the Closing in accordance with its terms, this Letter Agreement will automatically terminate and be of no further force or effect, and neither of the parties will have any obligations hereunder.

2.          Employment Period

A.          Position; Reporting; Duties; Location

From the Closing Date until the second anniversary of the Closing Date or such earlier date on which your employment terminates as contemplated herein (the “Employment Period”), you will serve as an employee of the Company with the title of Executive Chairman of the Company’s Board of Directors (the “Board”) and of the Board of Directors of the Surviving Bank (the “Bank”, and such board, the “Bank Board”), reporting directly to the Board.  While serving as Executive Chairman, consistent with the Webster Bylaw Amendment, the Board will nominate you to the Board and the Company will appoint you as Executive Chairman of the Bank Board.

During your tenure as Executive Chairman, your duties will be as set forth on the attached Exhibit A (the “Services”). Your duties under this Letter Agreement will be performed at the office of the Company as selected by you or such other location as determined by you in your discretion.  You agree that you will be subject to the Company’s and Bank’s policies applicable to similarly situated executives as in effect from time to time, including the Codes of Ethics and Conduct and stock ownership guidelines.

B.          Employment Period Compensation

Annual Base Salary.  During the Employment Period, your annual base salary (“Annual Base Salary”) will be $1,100,000, payable to you in accordance with the Company’s payroll policies.  Your Annual Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased but not decreased.  The term Annual Base Salary as utilized in this Letter Agreement will refer to Annual Base Salary as in effect from time to time, including any increases thereto.

Annual Cash Incentive Award Opportunity.  During each year of the Employment Period, you will be eligible to earn an annual cash incentive award with a target opportunity of 125% of Annual Base Salary (the “Target Incentive Payment”), which will be determined by the Compensation Committee of the Board and payable in accordance with the annual cash incentive plan applicable to other senior executives of the Company.  Notwithstanding the foregoing, if the Closing Date occurs in the 2021 fiscal year, your 2021 incentive award will be at least equal to the amount you would have earned under the applicable Sterling incentive plan based on actual performance using reasonable assumptions through the end of such year, and be reduced by any pro rata incentive amount paid to you upon Closing for the portion of the 2021 fiscal year prior to the Closing Date.

Equity Compensation Opportunity.  During each year of the Employment Period (commencing with the 2022 grant cycle, assuming you have not received a grant in respect of 2022 prior to the Closing Date), you will be granted annual long-term incentive awards with a target grant date fair value of 300% of Annual Base Salary.  The grant timing, form and terms and conditions of your long-term incentive awards will be as determined by the Compensation Committee of the Board and no less favorable than those applicable to other senior executives of the Company; provided, however, that any such long-term incentive awards may be granted to you in the form of restricted stock units with respect to Company common stock in lieu of shares of restricted stock.

Benefits; Expense Reimbursement.  You will be entitled to employee benefits and perquisites on terms that are no less favorable than those provided to other senior executives of the Company, as in effect from time to time, in addition to an annual physical benefit in accordance with Sterling’s past practice.  The Company will reimburse your reasonable and documented business expenses in accordance with the Company’s business reimbursement policy applicable to other senior executives of the Company.

Company Change in Control Agreement.  On the Closing Date, you will become a party to a change in control agreement with the Company (the “Change in Control Agreement”) providing for severance benefits with a multiple of three in the event of a change in control of the Company occurring after the Closing Date and prior to the second anniversary thereof.  If you become entitled to payments or benefits under the Change in Control Agreement during the Employment Period, in no event shall you have a right to payments and benefits under the Change in Control Agreement that are duplicative of any payments or benefits under this Letter Agreement.  The Change in Control Agreement will automatically terminate at the end of the Employment Period.  Other than as described in this paragraph, the Change in Control Agreement will be consistent with the form applicable to other senior executives of the Company as then in effect.

Indemnification.  The Company will indemnify you (including, for the avoidance of doubt, by providing you with advancement of expenses) to the fullest extent permitted by law against any actual or threatened action, suit or proceeding and provide you with directors’ and officers’ insurance coverage, in each case, with respect to your services as an executive officer and director of the Company and the Bank, on terms no less favorable than those applicable to any other executive officers and directors of the Company and the Bank.  In addition, you will continue to have the indemnification and directors’ and officers’ coverage set forth in Section 6.7 of the Merger Agreement.

3.          Closing Payment; Synergy Integration Award

On the Closing Date, in lieu of the severance and other benefits under Section 6(a) of your employment agreement with Sterling and Sterling National Bank, dated as of April 3, 2019 and effective on January 1, 2019 (the “Employment Agreement”), you will be entitled to receive a cash payment in the amount of $1,000,000 as consideration for the Services and the restrictive covenants set forth in Section 6 below, paid on or as soon as reasonably practicable (and in no event later than 30 days) after the Closing Date.  In addition, as of the Closing Date, you will be eligible to earn a cash-based award in the aggregate amount of $6,462,500 (the “Synergy Integration Award”) in consideration of the Services in support of a swift and comprehensive integration of the Company. The Synergy Integration Award will vest and be paid as follows:  $2,000,000 will vest on each of the first and second anniversaries of the Closing Date and the remaining $2,462,500 will vest on the third anniversary of the Closing Date (each such anniversary, a “Vesting Date”), subject to your continued provision of services to the Company (whether as an employee or a consultant), except as contemplated hereunder, and continued compliance with the restrictive covenants set forth in Section 6 below through each such Vesting Date.  The vested portion of the Synergy Integration Award will be paid as soon as reasonably practicable (and in no event later than 30 days) after each Vesting Date.

By signing this Letter Agreement, you are agreeing that the obligations under the Employment Agreement (including all obligations under Section 6(a)) will be handled as set forth herein and that, effective as of the Closing Date, the Employment Agreement will terminate and be of no force or effect.

4.          Termination of Employment

The payments and benefits provided below under this Section 4 (other than the Accrued Obligations and the Other Benefits (in each case as defined below)) are subject to your:  (i) execution, delivery to the Company, and non-revocation within the period after the Date of Termination specified in a release of claims substantially in the form attached hereto as Exhibit B (the “Release”), provided that such Release shall not be required in the event of your death and your legal representative may execute such Release in the case of your Disability (as defined in the Company’s long-term disability plan or policy that covers you); and (ii) compliance with the provisions of Section 6 of this Letter Agreement. In the event you breach the terms of Section 6, all payments and benefits provided under this Section 4 (other than the Accrued Obligations and the Other Benefits) will, to the extent unpaid, be subject to forfeiture by you and, to the extent paid, be subject to clawback and recoupment by the Company.

A.          Good Reason; Other Than for Cause, Death, or Disability

If, during the Employment Period, the Company terminates your employment other than for Cause (as defined below) and other than by reason of your death or Disability, or you resign your employment with Good Reason (as defined below), the Company shall pay or provide to you the following:

(1)
as soon as reasonably practicable following the Date of Termination (as defined below) and in no event later than 30 days thereafter, (A) a lump sum cash payment consisting of any (i) accrued Annual Base Salary, (ii) any annual cash incentive award earned by you and awarded by the Compensation Committee for a completed fiscal year (with any portion of such incentive award that was previously deferred to be paid in accordance with the applicable deferral arrangement and any election thereunder), (iii) unused vacation accrued through the Date of Termination, and (iv) any unreimbursed expenses incurred through the Date of Termination that are subject to reimbursement pursuant to the Company’s policies, in each case to the extent unpaid (the “Accrued Obligations”), and (B) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which you are eligible to receive under any plan, program, policy, practice, contract, or agreement of the Company through the Date of Termination, with any amounts or benefits that constitute non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the applicable regulations thereunder (“Section 409A”) to be paid or settled at the earliest permissible date for purposes of Section 409A (collectively, the “Other Benefits”);

(2)
a lump sum cash payment equal to the product of (A) the sum of the Annual Base Salary and Target Incentive Payment and (B) the number equal to the quotient of (x) the number of full and partial months remaining in the Employment Period following the Date of Termination divided by (y) twelve (12), paid as soon as reasonably practicable after the Release effective date (without revocation by you) and no later than the 60th calendar day following the Date of Termination;

(3)
a prorated annual cash incentive award for the fiscal year in which the Date of Termination occurs based upon the period of time elapsed during such fiscal year prior to the Date of Termination, calculated on a basis no less favorable than is applicable to other senior executives of the Company and assuming that any individual performance goals are satisfied in full (the “Prorated Bonus”), payable at the time that annual incentive awards are paid to other senior executives of the Company (with any portion of such incentive award that was previously deferred to be paid in accordance with the applicable deferral arrangement and any election thereunder);

(4)
for 18 months following the Date of Termination, a monthly cash payment (subject to reduction for applicable withholding taxes) equal to the monthly premium under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) in effect as of the Date of Termination for the level of coverage in effect for you under the Company’s group health plan; provided that you are eligible for and timely elect COBRA continuation coverage (the “COBRA Continuation Payments”); and

(5)
(A) any outstanding long-term incentive awards granted to you will vest in full with respect to any service vesting requirement, with any performance-vesting awards to remain outstanding and be eligible to be earned based on the level of performance achieved as determined on a basis no less favorable than that applicable to other senior executives of the Company, as if you had remained employed for the full performance period, without proration and without regard to any applicable one year holding period, and with any such vested awards that constitute deferred compensation subject to Section 409A to be settled at the earliest permissible date for purposes of Section 409A, and (B) the exercise period of any remaining stock options will be determined as though your service was terminated due to “retirement” under the terms of the applicable awards (the “LTI Benefits”).

In addition, the Consulting Period (as defined below) and remuneration under Section 5.B will commence, and the Synergy Integration Award will continue to be eligible to vest based on your service as a consultant and compliance with the covenants in Section 6 hereof.

For purposes of this Letter Agreement and your outstanding equity awards granted prior to, on or after the Closing Date, the following terms shall have the meanings set forth below:

“Cause” means your failure or refusal to substantially perform your duties hereunder (after notice from the Company and a reasonable opportunity to cure), willful misconduct, breach of fiduciary duty involving personal profit, breach of the Company’s or the Bank’s Code of Ethics, material violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company or the Bank, willfully engaging in actions that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the business reputation of the Company or the Bank, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Letter Agreement. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the Board consistent with the Webster Bylaw Amendment at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity with your counsel to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct constituting Cause, and specifying the particulars thereof in detail.  For purposes hereof, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company and the Bank. Any act, or failure to act, based upon the direction of the Board or the Bank Board or the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company or the Bank.

“Date of Termination” means the date of your termination of employment with the Company and its affiliates.

“Good Reason” means the occurrence of any of the following events without your consent: (1) a material reduction of any element of the compensation required to be provided to you in accordance with any of the provisions of this Letter Agreement; (2) a material adverse change in your title or duties with the Company and the Bank from those set forth in this Letter Agreement, which change would cause your position to become one of materially lesser responsibility, importance or scope; or (3) a material breach of this Letter Agreement by the Company or the Bank.  Notwithstanding the foregoing, no such event shall constitute “Good Reason” unless (a) you shall have given written notice of such event to the Company within 90 days after the initial occurrence thereof, (b) the Company and the Bank shall have failed to cure the situation within 30 days following the delivery of such notice (or such longer cure period as may be agreed upon by the parties) (the “Cure Period”), and (c) you terminate employment within 30 days after expiration of such Cure Period.  For the avoidance of doubt, your determination to elect the Position Election (as defined below) and your corresponding change in status and position shall not constitute “Good Reason.”

B.          Death or Disability

If your employment is terminated by reason of your death or Disability, this Letter Agreement will terminate without further obligations to you, other than the obligation to pay or provide:

(1)
a lump sum cash payment in an amount equal to the Accrued Obligations and the payment or provision of the Other Benefits to you, your estate or beneficiary, as the case may be, as soon as reasonably practicable following the Date of Termination, with any amounts or benefits that constitute non-qualified deferred compensation under Section 409A to be paid or settled at the earliest permissible date for purposes of Section 409A;

(2)	the Prorated Bonus, payable at the time that annual incentive payments are paid to other senior executives of the Company;

(3)
the Consulting Fee (as defined below) that would have been paid had you provided consulting services for the full Consulting Period, which amount will be paid (a) to your estate or beneficiary in a lump sum as soon as reasonably practicable, and in no event later than 30 days, following the date of your death or (b) commence being paid in installments as set forth in Section 5.B as though the Consulting Period commenced on your Date of Termination due to Disability; and

(4)
any unvested portion of the Synergy Integration Award will vest and be paid to you or your estate or beneficiary, as the case may be, in a lump sum as soon as reasonably practicable, and in no event later than 30 days, following the Date of Termination.

In addition, your outstanding long-term incentive awards will vest and be paid in accordance with the terms of the applicable awards.

C.          At the Conclusion of the Employment Period

At the conclusion of the Employment Period, you will be eligible to receive:

(1)
a lump sum cash payment in an amount equal to the Accrued Obligations and the payment or provision of the Other Benefits to you as soon as reasonably practicable following the Date of Termination, with any amounts or benefits that constitute non-qualified deferred compensation under Section 409A to be paid or settled at the earliest permissible date for purposes of Section 409A;

(2)	the Prorated Bonus, payable at the time that annual incentive payments are paid to other senior executives of the Company; and

(3)	the LTI Benefits.

In addition, the Consulting Period and remuneration set forth in Section 5.B will commence, and any unpaid portion of the Synergy Integration Award will continue to be eligible to vest during the Consulting Period.

D.          Position Election

Notwithstanding anything to the contrary in this Letter Agreement, at any time on or after the first anniversary of the Closing Date, you may elect to change your status for the remainder of the Employment Period from Executive Chairman to a non-executive senior advisor employee to the Chief Executive Officer by providing the Board with no less than 30 days’ advance notice (the “Position Election”).  In the event that you elect the Position Election, you will continue to be available to devote your business time and attention to the Company and will work to advance the initiatives set forth on Exhibit A and any such other projects and initiatives as you and the Chief Executive Officer of the Company may mutually agree and, subject to your continued provision of services in accordance with this Letter Agreement and compliance with the covenants set forth in Section 6 hereof, will continue to be eligible to receive the compensation set forth in Section 2.B above.

E.          Required Approval

Notwithstanding anything contained herein to the contrary, (1) prior to the second anniversary of the Closing Date, your removal as Executive Chairman, or the failure to appoint, re-elect or re-nominate you to, as applicable, your position as Executive Chairman and (2) during the Consulting Period, your removal or termination of your services will, in each case, require the affirmative vote of at least 75% of the Board.

F.          Resignation

Upon your cessation of service as Executive Chairman, unless otherwise requested by the Company, your service on the Board and the Bank Board will automatically cease, and you will promptly resign from all positions (including, without limitation, any officer or director position) with the Company and its affiliates.

5.          Consulting Service

A.          Consulting Period; Duties

Immediately following your termination of employment upon the expiration of the Employment Period or such earlier termination as contemplated under Section 4.A and until the first anniversary of your Date of Termination (the “Consulting Period”), you agree to provide consulting services to the Company.  Your service during the Consulting Period may not be terminated by the Company other than by the Company for Cause or due to your death or Disability.

B.          Consulting Fee and Remuneration

During the Consulting Period, you will be entitled to a consulting fee equal to $2,500,000 (the “Consulting Fee”), payable in equal monthly installments in arrears during the Consulting Period.  During the Consulting Period, you will also be provided with an executive office, access to administrative support and business expense reimbursement in accordance with the Company’s business expense reimbursement policies applicable to other senior executives of the Company.  During the Consulting Period, you shall not be eligible to participate in or accrue benefits under any benefit plan sponsored by the Company or its affiliates, but you shall continue to be subject to the Codes of Conduct and Ethics and other policies of the Company and the Bank applicable to similarly situated independent contractors of the Company as in effect from time to time.

On any termination of the Consulting Period, you will receive any Consulting Fees that are earned but unpaid with respect to the period prior to your date of termination and reimbursable business expenses that are incurred but unreimbursed through the date of termination.  If the Consulting Period is terminated due to your death, any remaining portion of the Consulting Fee will be payable to your estate within 30 days of such death, and, if the Consulting Period is terminated due to your Disability, any remaining portion of the Consulting Fee will continue to be paid on the original payment schedule as if such Disability had not occurred (subject to your continued compliance with the covenants set forth in Section 6 hereof).  Upon your cessation of service with the Company upon the expiration of the Consulting Period or due to your death or Disability during the Consulting Period, any unvested portion of the Synergy Integration Award will vest and be paid to you or your estate or beneficiary, as the case may be, in a lump sum within 30 days of such expiration or termination.  Upon any termination by the Company for Cause, you will have no right to receive the Consulting Fee for periods after the date of termination and any unpaid portion of the Synergy Integration Award will be forfeited.

You agree that you are performing the services during the Consulting Period as an independent contractor and not as an employee or agent of the Company or its affiliates.  You shall be responsible for the payment of all applicable taxes levied or based upon the Consulting Fee and for all non-reimbursable expenses attributable to the rendering of the consulting services.  Nothing in this Letter Agreement shall be deemed to constitute a partnership or joint venture between the Company and you, nor shall anything in this Letter Agreement be deemed to constitute the Company or you as the agent of the other.  With respect to your provision of services during the Consulting Period, neither you nor the Company shall be or become liable to or bound by any representation, act or omission whatsoever of the other, and you shall have no authority to bind the Company or its affiliates.

You and the Company hereby agree that, based on the expected level of your services during the Consulting Period, your termination of employment at the end of the Employment Period is intended to constitute a “separation from service” (within the meaning of Section 409A).

6.          Restrictive Covenants

A.          General

You acknowledge that the restrictions of this Section 6, including, without limitation, the scope and duration of such restrictions, are reasonable and necessary to protect the legitimate business interests of the Company. Your willingness to enter into this Letter Agreement (including this Section 6) is a material inducement to the Company to enter into the Merger Agreement and proceed with the Merger. In view of your importance to the success of the Merger, if you compete with the Company after your services with the Company cease, the Company will likely suffer significant and irreparable harm.  For purposes of this Section 6, all references to the Company shall include the Company, Sterling or any of their respective affiliates, including their predecessor and successor entities, and the scope of any such restrictions shall relate to the business of the Company, including Sterling, as it exists prior to, on or after the Closing Date.

B.          Confidential Information

While providing services to the Company and thereafter, you shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by you during your service with the Company, whether as an employee or a consultant, and which shall not be or become public knowledge (other than by acts by you or representatives of you in violation of this Letter Agreement).  After termination of your services with the Company for any reason, you shall not, without the prior written consent of the Company, (1) communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it; or (2) use to your advantage or to the detriment of the Company any such information, knowledge or data. The restrictions in this Section 6.B shall not apply to any information to the extent that you are required to disclose such information by law; provided that you (x) notify the Company of the existence and terms of such obligation; (y) give the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure; and (z) disclose only that information actually required to be disclosed.  Notwithstanding any provision of this Letter Agreement to the contrary, nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).  At the end of your provision of services to the Company, you shall return to the Company all confidential information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in your possession or under your control.

C.          Non-Solicitation/No Hire of Employees

During the period of your service with the Company and the additional period ending on the later of the fourth anniversary of the Closing Date and the date that is one year after the date of termination of your service with the Company in all capacities for any reason (the “Restricted Period”), you shall not, without the prior written consent of the Company, directly or indirectly, in any manner, on your own behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, (1) offer employment (or a consulting, agency,  independent contractor or other similar position) to, or otherwise hire, any person who is (or was at any time during the six months prior to such offer or hiring) an employee, consultant, representative, officer or director of the Company, or (2) Solicit (as defined below) any such person to (x) accept employment (or any aforesaid position) with any company or entity with which you are then employed, providing services or otherwise affiliated, or (y) cease his or her relationship with the Company for any reason.  This Section 6.C shall not apply to solicitation, recruitment, encouragement, inducement or termination during the period of your service with the Company on behalf of the Company.

D.          Non-Solicitation of Clients or Customers

During the Restricted Period, you shall not, directly or indirectly, in any manner, on your own behalf or on behalf of any other person, corporation, partnership, firm, institution or other business entity, Solicit a Client (as defined below) to (1) transact business with a Competitive Enterprise (as defined below but without regard to the geographic limitations therein), (2) reduce the amount of business that any Client has customarily done or contemplates doing with the Company or (3) cease or refrain from doing business with the Company, or, in any manner, interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and a Client.

E.          Non-Competition

During the Restricted Period, you shall not, directly or indirectly, in any manner, associate with or provide services to, in any capacity (including, without limitation, as an officer, agent, employee, partner, director, consultant or advisor and whether or not for compensation), any Competitive Enterprise (as defined below).  For the avoidance of doubt, the foregoing restrictions shall not restrict you from associating with or providing services in any capacity to a private equity firm, hedge fund or equity sponsor, in each case, provided that you may not engage with, or provide advice or services to, any of the foregoing with respect to investments or potential investments in a Competitive Enterprise that engages in commercial banking or financial services/financial technology activities that are directly competitive with the Company.

F.          Cooperation

During the period of your service with the Company in any capacity and following the cessation of your service for any reason, you shall, upon reasonable notice, (1) furnish such information and assistance to the Company, as may reasonably be requested by the Company, with respect to any matter, project, initiative or effort for which you are or were responsible or have relevant knowledge or had substantial involvement in while providing services to the Company, and (2) cooperate with the Company during the course of all third-party proceedings arising out of the Company’s business about which you have knowledge or information; provided, however, that you shall not be required to provide information or assistance with respect to any litigation between you and the Company.

G.          Definitions

For purposes of this Letter Agreement, the following terms shall have the meanings set forth below:

(1)          “Client” means any client, customer or business relation, whether a person or entity, and whether current, former (within the 12 month period after such relationship has been terminated) or prospective (meaning such person or entity is reasonably anticipated to become a customer or client or commence such business relationship, provided that there are demonstrable efforts or plans to establish such relationship) of the Company.

(2)          “Competitive Enterprise” means any person, firm, corporation, other entity or business enterprise in whatever form that engages in, or owns or controls a significant interest in any entity that engages in, (A) the provision of depository, administrative or other services or products relating to health savings accounts, in the Unites States, or (B) any other activity in which the Company is engaged, in the states comprising the New England region or any other state in the United States in which the Company has a business presence (as of your date of termination, in the case of your termination of services with the Company).  The activities covered by clause (B) of the previous sentence include, without limitation, the solicitation and acceptance of deposits of money or commercial paper, the solicitation and funding of loans and the provision of other banking services, including business and consumer lending, asset-based financing, residential mortgage funding, mortgage warehouse lending, equipment financing, commercial and residential mortgage lending and brokerage, deposit services (including municipal deposit services), trade financing, the sale of annuities, life and health insurance products, title insurance services, private banking, wealth management and investment advisory services, the sale or servicing of banking and financial products and services, factoring/accounts receivable management services and real estate investment trusts.  Nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the outstanding equity interest in any entity which is publicly traded, so long as you have no active participation in the business of such entity.

(3)          “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, inducing, advising or encouraging (or attempting to do the foregoing) or requesting, any person or entity, in any manner, to take or refrain from taking any action.

H.          Remedies; Judicial Modification

You acknowledge and agree that the terms of this Section 6:  (1) are reasonable in light of all of the circumstances, (2) are sufficiently limited to protect the legitimate interests of the Company, (3) impose no undue hardship on you and (4) are not injurious to the public.  You further acknowledge and agree that:  (x) your breach of the provisions of this Section 6 will cause the Company irreparable harm, which likely cannot be adequately compensated by money damages, and (y) if the Company elects to prevent you from breaching such provisions by obtaining an injunction against you, there is a reasonable probability of the Company’s eventual success on the merits.  You consent and agree that if you commit any such breach or threaten to commit any breach, the Company shall be entitled to temporary, preliminary, and/or permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including cessation of its obligation to pay you the compensation and benefits provided under this Letter Agreement, the right to recoup any such compensation or benefits previously paid under this Letter Agreement and the recovery of money damages.  If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable, you hereby agree that this Letter Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law, and in the case when such provision is not capable of being reformed, it shall be severed and all remaining provisions of this Letter Agreement shall be enforced.  If any of the provisions of this Section 6 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

I.          Jurisdiction

You agree to submit to the exclusive jurisdiction of the courts of the State of Connecticut and the Federal courts of the United States of America located in Connecticut in respect to the interpretation and enforcement of the provisions under this Section 6, and waive as a defense in any action, suit or proceeding for the interpretation or enforcement under this Section 6, that you are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Letter Agreement may not be enforced in or by said courts or that venue is improper.

7.          Section 409A.

It is the intent of the parties that the payments and benefits under this Letter Agreement will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A.  In no event may you, directly or indirectly, designate the calendar year of payment. The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A.  All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, that the right to reimbursement or in-kind benefits will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense.

Notwithstanding any other provision of this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Letter Agreement during the six-month period following your separation from service (as determined in accordance with Section 409A) on account of your separation from service will be accumulated and paid to you on the first business day of the seventh month following your separation from service (the “Delayed Payment Date”).  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A will be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.

8.          Limitation on Payments under Certain Circumstances.

Notwithstanding any other provision of this Letter Agreement, in the event that any payment or benefit received or to be received by you in connection with the Merger or a “change in ownership or control” (within the meaning of Section 280G of the Code) of the Company occurring following the Closing Date (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Total Benefits shall be reduced to the extent necessary so that no portion of the Total Benefits is subject to the Excise Tax; provided, however, that no such reduction in the Total Benefits shall be made if by not making such reduction, your Retained Amount (as defined below) would be greater than your Retained Amount if the Total Benefits are so reduced.

All determinations required to be made under this Section 8 shall be made by Golden Parachute Tax Solutions LLC or another mutually agreed nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code selected by the Company prior to a change in control (the “Accounting Firm”), which determinations shall be conclusive and binding on you and the Company absent manifest error. All fees and expenses of Accounting Firm shall be borne solely by the Company.  Prior to any reduction in the Total Benefits pursuant to this Section 8, the Accounting Firm shall provide you and the Company with a report setting forth its calculations and containing related supporting information. In the event that any such reduction is required, the Total Benefits shall be reduced in the following order: (i) the COBRA Continuation Payments, (ii) the payment under Section 4.A(2), (iii) any other portion of the Total Benefits that are not subject to Section 409A (other than the Total Benefits resulting from any accelerated vesting of equity awards), (iv) the Total Benefits that are subject to Section 409A in reverse order of payment, and (v) the Total Benefits that are not subject to Section 409A and arise from any accelerated vesting of equity awards. The parties hereby elect to use the applicable federal rate that is in effect on the date that this Letter Agreement is entered into for purposes of determining the present value of any payments provided for hereunder for purposes of Section 280G of the Code.

For purposes of this Letter Agreement, “Retained Amount” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of the Total Benefits net of all federal, state and local taxes imposed on you with respect thereto.  In connection with making determinations under this Section 8, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by you before or after the change in ownership or control, including the noncompetition provisions set forth in this Letter Agreement or that may otherwise apply to you, and the Company shall cooperate in the valuation of any such services, including any noncompetition provisions.

9.          Miscellaneous.

This Letter Agreement is personal to you and, without the prior written consent of the Company, shall not be assignable by you. This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs, or legatees.  This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be binding upon the Company and its successors and assigns.

This Letter Agreement will be governed and construed in accordance with the laws of the State of Connecticut, without regard to conflict of laws principles thereof.  This Letter Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement, and this Letter Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

The Company may withhold from any amounts payable under this Letter Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

The Company’s obligation to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, defense, or other claim, right, or action that the Company or its subsidiaries or affiliates may have against you or others, except as provided in this Letter Agreement related to compliance with the covenants in Section 6.  In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement and such amounts will not be reduced regardless of whether you obtain other employment.

Upon the expiration or termination of this Letter Agreement or your services, the respective rights and obligations of the parties hereto, including your obligations under Section 6, shall survive such expiration or termination consistent with the terms of this Letter Agreement and otherwise to the extent necessary to carry out the intentions of the parties hereunder.

Any notices given under this Letter Agreement (1) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at your address listed above or (2) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.

This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any other agreement or understanding between the parties with respect to the subject matter hereof, including the Employment Agreement.  This Letter Agreement may be executed in separate counterparts, each of which will be deemed to be an original but all of which taken together constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Letter Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Letter Agreement.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

WEBSTER FINANCIAL CORPORATION

By:	/s/ John R. Ciulla
Name:	John R. Ciulla
Title:	Chairman, President and Chief Executive Officer

Accepted and Agreed

I hereby agree with and accept the terms
and conditions of this Letter Agreement:

/s/ Jack Kopnisky
Name: Jack Kopnisky
Date: April 18, 2021

[Signature Page to Letter Agreement]

EXHIBIT A

SERVICES

•
In conjunction with the Chief Executive Officer, (a) create the initial long-range strategic and financial plan, including relevant benchmarks to be measured, and cultural foundation of Webster, (b) be a principal in integration activities, (c) determine the initial organizational structure and selection of the executive team, (d) interview and recommend to the lead directors of each of Webster and Sterling, the initial members of the Board and Bank Board, and (e) drive incremental revenue growth.

•	Work to ensure the retention of the relationships with Sterling’s colleagues and customers.

•
As Executive Chairman and a member of each of the Board and Bank Board, (a) chair meetings of the Board and Bank Board and perform the role of Chairman of the Board and Bank Board; (b) act as a liaison between (i) the Board and Bank Board, and (ii) the Chief Executive Officer; and (c) update the Board and Bank Board on critical issues.

•	Support actions to ensure execution of the integration plan and delivery of the integration plan and delivery of targeted performance objectives for the Company.

A-1

EXHIBIT B

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (hereinafter this “Agreement”) is made and entered into on the [__] day of [_______], 20[__] by and among  Webster Bank, National Association (the “Bank”) and Webster Financial Corporation (“Webster”) and Jack Kopnisky (hereinafter referred to as “you” and “your”).  The Bank and Webster are hereinafter collectively referred to as the “Company” and you and the Company are hereinafter referred to as the “parties”.

WHEREAS, the Company and you are parties to a Letter Agreement, dated as of April 18, 2021 (the “Letter Agreement”), pursuant to which you are eligible, subject to the terms and conditions set forth in the Letter Agreement, to receive certain compensation and benefits in connection with certain terminations of your services to the Company.

NOW, THEREFORE, in consideration of the Company agreeing to provide the compensation and benefits under Section 4 of the Letter Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged by the parties, it is agreed as follows:

1.          Release and Waiver of Claims.

A.          In exchange for the consideration referenced above, you hereby completely, irrevocably, and unconditionally releases and forever discharges the Company, and any of its predecessor or affiliated companies, and each and all of their officers, agents, directors, supervisors, employees, representatives, and their successors and assigns, and all persons acting by, through, under, for, or in concert with them, or any of them, in any and all of their capacities (hereinafter individually or collectively, the “Released Parties”), from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected (hereinafter referred to as “claim” or “claims”) which you at any time heretofore had or claimed to have or which you may have or claim to have regarding events that have occurred as of the Effective Date (as defined below) of this Agreement, including, without limitation, those based on:  any employee welfare benefit or pension plan governed by the Employee Retirement Income Security Act of 1974, as amended (provided that this release does not extend to any vested benefits to which you are entitled under Company’s pension and welfare benefit plans as of the date of your termination of services); the Civil Rights Act of 1964, as amended (race, color, religion, sex and national origin discrimination and harassment); the Civil Rights Act of 1966 (42 U.S.C. § 1981) (discrimination); the Age Discrimination in Employment Act of 1967, as amended (hereinafter “ADEA”); the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act, as amended; § 503 of the Rehabilitation Act of 1973; the Fair Labor Standards Act, as amended (wage and hour matters); the Family and Medical Leave Act, as amended (family leave matters); any other federal, state, or local laws or regulations regarding employment discrimination or harassment, wages, insurance, leave, privacy or any other matter; any negligent or intentional tort; any contract, policy or practice (implied, oral, or written); or any other theory of recovery under federal, state, or local law, and whether for compensatory or punitive damages, or other equitable relief, including, but not limited to, any and all claims which you may now have or may have had, arising from or in any way whatsoever connected with your employment, service, or contacts, with the Company or any other of the Released Parties.

B.          Notwithstanding the foregoing, the released claims do not include, and this Agreement does not release:  (a) any rights to compensation and benefits provided under Section 4 of the Letter Agreement; (b) any benefit to which you are entitled under any tax qualified pension plan of the Company, COBRA continuation coverage benefits, vested benefits under any other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided pursuant to the terms of the applicable plan; (c) any rights to indemnification that you may have under applicable law, the bylaws or certificate of incorporation of the Company, any applicable director and officer liability policy or under the Letter Agreement, as a result of having served as an officer or director of the Company or any of its affiliates; (d) any claim that you may have as the holder or beneficial owner of securities of the Company or other rights relating to securities or equity awards in respect of the common stock of the Company and (e) any claims that you may not by law release through a settlement agreement such as this.

C.          To the extent permitted by law, you agree that you will not cause or encourage any future legal proceedings to be maintained or instituted against any of the Released Parties.  This Agreement is not intended to prevent you from filing a charge with, or participating in an investigation conducted by, the Equal Employment Opportunity Commission or any comparable state human rights agency, or the United States Securities and Exchange Commission; provided, however, you expressly waive and relinquish any right you may have to recover damages or other relief, whether equitable or legal, in any such proceeding concerning events or actions that arose on or before the Effective Date other than as prohibited by law, including an award under section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”).  No provision of this Agreement shall prohibit you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Exchange Act.

2.          Older Workers Benefit Protection Act / ADEA Waiver.

A.          You acknowledge that the Company has advised you in writing to consult with an attorney of your choice before signing this Agreement, and you have been given the opportunity to consult with an attorney of your choice before signing this Agreement.

B.          You acknowledge that you have been given the opportunity to review and consider this Agreement for a full twenty-one (21) days before signing it, and that, if you have signed this Agreement in less than that time, you have done so voluntarily in order to obtain sooner the benefits of this Agreement.

C.          You further acknowledge that you may revoke this Agreement within seven (7) days after signing it, provided that this Agreement will not become effective until such seven (7) day period has expired.  To be effective, any such revocation must be in writing and delivered to Company’s principal place of business by the close of business on the seventh (7th) day after signing this Agreement and must expressly state your intention to revoke this Agreement.  Provided that you do not timely revoke this Agreement, the eighth (8th) day following your execution hereof shall be deemed the “Effective Date” of this Agreement.

D.          The parties also agree that the release provided by you in this Agreement does not include a release for claims under ADEA arising after the date you that sign this Agreement.

3.          Your Continuing Obligations. You shall continue to be bound by the covenants set forth in Section 6 of the Letter Agreement and such other obligations that you have as a former director and executive of the Company.  You shall promptly turn over to the Company any and all documents, files, computer records, or other materials belonging to, or containing confidential or proprietary information obtained from, the Company that are in your possession, custody, or control, including any such materials that may be at your home.

4.          No Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission by the Company of any acts of unlawful conduct, wrongdoing or discrimination against you, and the Company specifically disclaims any liability to you on the part of itself, its employees, and its agents.

5.          No Amendment. This Agreement cannot be amended, modified, or supplemented in any respect except by written agreement entered into and signed by the parties hereto.

6.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to the principles of conflict of laws.

7.          Your Understanding and Representations.  You hereby acknowledge that you have read and understand the terms of this Agreement and that you are signing it voluntarily and without coercion.  You further acknowledge that you have been given an opportunity to consider and review this Agreement and the waivers contained in this Agreement, that you have done so and that the waivers made herein are knowing, conscious and with full appreciation that you are forever foreclosed from pursuing any of the rights so waived.

8.          Counterparts.  This Agreement may be signed in counterparts, and each counterpart shall be considered an original for all purposes.

PLEASE READ THIS AGREEMENT CAREFULLY; IT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have executed this Agreement, as of the date first written above.

WEBSTER FINANCIAL CORPORATION

By:
Name:
Title:

WEBSTER BANK, NATIONAL ASSOCIATION

By:
Name:
Title: